Exhibit 10.9
Otis Worldwide Corporation
2020 Long-Term Incentive Plan

Restricted Stock Unit Award
(Off-Cycle)
Schedule of Terms

(January 1, 2020)

This Schedule of Terms describes the material features of the Participant’s Restricted Stock Unit Award (the “RSU Award” or the “Award”) granted under the Otis Worldwide Corporation 2020 Long-Term Incentive Plan (the “LTIP”), subject to this Schedule of Terms, the Award Agreement, and the terms and conditions set forth in the LTIP. The LTIP Prospectus contains further information about the LTIP and this Award and is available on the Company’s internal employee website and at www.ubs.com/onesource/OTIS.

Certain Definitions

A Restricted Stock Unit (an “RSU”) represents the right to receive one share of Common Stock of Otis Worldwide Corporation (the “Common Stock”) (or a cash payment equal to the Fair Market Value thereof).  RSUs generally vest and are converted into shares of Common Stock if the Participant remains employed by the Company through the applicable vesting date schedule set forth on the Award Agreement (see “Vesting” below), or upon an earlier Termination of Service under limited circumstances that result in accelerated vesting (see “Termination of Service” below).  “Company” means Otis Worldwide Corporation (the “Corporation”), together with its subsidiaries, divisions and affiliates. “Termination Date” means the date a Participant’s employment ends, or, if different, the date a Participant ceases providing services to the Company as an employee, consultant, or in any other capacity. For the avoidance of doubt, absences from employment by reason of notice periods, garden leaves, or similar paid leaves associated with a Termination of Service shall not be recognized as service in determining the Termination Date. All references to termination of employment in this Schedule of Terms will be deemed to refer to “Termination of Service” as defined in the LTIP.  “Committee” means the Compensation Committee of the Board. Capitalized terms not otherwise defined in this Schedule of Terms have the same meaning as defined in the LTIP.

Acknowledgement and Acceptance of Award

The number of RSUs awarded is set forth in the Award Agreement. An LTIP Award recipient (a “Participant”) must affirmatively acknowledge and accept the terms and conditions of the RSU Award within 150 days following the Grant Date. A failure to acknowledge and accept the RSU Award within such 150-day period will result in forfeiture of the RSU Award, effective as of the 150th day following the Grant Date.

Participants must acknowledge and accept the terms and conditions of this RSU Award electronically via the UBS One Source website at www.ubs.com/onesource/OTIS. Participants based in certain countries may be required to acknowledge and accept the terms and conditions of this RSU Award by signing and returning the designated hard copy portion of the Award Agreement to the Stock Plan Administrator. These countries currently include Russia, Turkey, Hungary, and Slovenia.

Dividends

RSUs granted under this Award will earn dividend equivalent units each time the Corporation pays a cash dividend to Common Stock shareholders of record. Dividend equivalents will be credited as additional RSUs to Awards outstanding on the dividend payment date and will vest on the same date as the underlying RSUs. The number of additional RSUs that will be credited on any dividend payment date will equal (1) the per share cash dividend amount, multiplied by (2) the number of RSUs subject to the RSU Award (including RSUs resulting from prior dividend equivalents), divided by (3) the Fair Market Value of a share of Common Stock on the dividend payment date, rounded down to the nearest whole number of RSUs.

Vesting

RSUs will vest in accordance with the schedule set forth in the Award Agreement, subject to the Participant’s continued employment with the Company through each applicable vesting date.  RSUs will be forfeited in the event of Termination of Service prior to the vesting date, except in the case of Disability, Change-in-Control Termination, or Death (see “Termination of Service” below).

RSUs may also be forfeited and value realized from previously vested RSUs may be recouped by the Company under certain circumstances (see “Forfeiture of Award and Repayment of Realized Gains” below).

No Shareowner Rights

An RSU is the right to receive a share of Common Stock in the future (or a cash payment equal to the Fair Market Value), subject to continued employment and certain other conditions. The holder of an RSU has no voting or other rights accorded to owners of Common Stock, unless and until RSUs are converted into shares of Common Stock.

Payment / Conversion of RSUs

Vested RSUs will be converted into shares of Common Stock to be delivered to the Participant as soon as administratively practicable following the vesting date. RSUs may instead be paid in cash if the Committee so determines, including where local law restricts the distribution of Common Stock.

Termination of Service

The treatment of RSUs upon Termination of Service depends upon the reason for termination, as detailed in the following sections. RSUs will be forfeited, except in the event of Death, Disability, or Change-in-Control Termination, as discussed below.

Absences from employment because of notice periods, garden leaves, or similar paid leaves associated with a Termination of Service will not be recognized as service in determining the Termination Date.

Retirement. There will be no accelerated vesting of RSUs in the event of Retirement prior to vest.  All unvested RSUs will be cancelled as of the Termination Date.

Involuntary Termination for Cause. If the Participant’s termination results from an involuntary termination by the Company for Cause (as defined in the LTIP), unvested RSUs will be forfeited as of the Termination Date. In addition, value realized from previously vested RSUs is subject to repayment in the event of termination for Cause or certain other occurrences (see “Forfeiture of Award and Repayment of Realized Gains” below).

Voluntary or Involuntary Termination. A Participant who voluntarily terminates employment (other than for a Change-in-Control Termination), or is involuntarily terminated by the Company for reasons other than Cause, will forfeit all unvested RSUs.

Disability. If a Participant incurs a Disability (as defined in the LTIP), unvested RSUs will not be forfeited while a Participant remains disabled under a Company sponsored long-term disability plan. Unvested RSUs will remain eligible to vest on the earlier of (i) the vesting date specified in the Award Agreement; or (ii) 29 months following the date a Participant incurs a Disability.

Death. If a Participant dies while actively employed by the Company, or on Disability, all RSUs will vest as of the date of death and be converted to shares of Common Stock to be delivered to the Participant’s estate, net of taxes (where applicable), as soon as administratively practicable.

Change-in-Control Termination. If a Participant’s termination results from an involuntary termination by the Company for reasons other than for Cause, or due to the Participant’s voluntary termination for “Good Reason,” in each case, within 24 months following a Change-in-Control in accordance with Section 10(d) of the LTIP (such Termination of Service, a “CIC Termination”), then all unvested RSUs will vest as of the Termination Date and be converted into shares of Common Stock (or cash) to be delivered to the Participant as soon as administratively practicable after the Termination Date, subject to the six-month delay noted below under “Specified Employees”, if applicable.

Specified Employees. If a Participant is a “specified employee” within the meaning of Section 409A of the Code (i.e., generally the fifty highest paid employees, as determined by the Company) at the time of the Participant’s Termination of Service, and the RSUs will vest by reason of such Participant’s Termination of Service, then, to the extent necessary to avoid the application of any additional tax or penalty under IRC Section 409A and consistent with the terms of the Plan, RSUs will be held in the Participant’s UBS account and will vest on the first day of the seventh month following the Termination Date. Upon vest, RSUs will convert into an equal number of shares of Common Stock (or cash) to be delivered to the Participant as soon as administratively practicable.  The value of the RSUs will be determined as of the vest date.

Forfeiture of Award and Repayment of Realized Gains

RSUs will be immediately forfeited and a Participant will be obligated to repay to the Company the value realized from previously vested RSUs upon the occurrence of any of the following events:

(i)	Termination for Cause (as defined in the LTIP);

(ii)
A determination that the Participant engaged in conduct that could have constituted the basis for a Termination for Cause, including determinations made within three years following the Termination Date;

(iii)	Within twenty-four months following the Termination Date, the Participant:

(A)	Solicits a Company employee, or individual who had been a Company employee within the previous three months, for an opportunity outside of the Company; or

(B)	Publicly disparages the Company, its employees, directors, products, or otherwise makes a public statement that is materially detrimental to the interests of the Company or such individuals; or

(iv)
At any time during the twelve-month period following the Termination Date the Participant becomes employed by, consults for, or otherwise renders services to any business entity or person engaged in activities (A) that compete with the Corporation or the business unit that employed the Participant, or (B) that is a material customer of or a material supplier to the Corporation or the business unit that employed the Participant, unless, in either case, the Participant has first obtained the consent of the Chief Human Resources Officer or her or his delegate. This restriction applies to competitors, customers, and suppliers of each business unit that employed the Participant within the two-year period prior to the Termination Date. The determination of status of competitors, customers, and suppliers will be made by the Chief Human Resources Officer (or her or his delegate) in her or his sole discretion.

The Participant agrees that the foregoing restrictions are reasonable and that the value of the LTIP awards is reasonable consideration for accepting such restrictions and forfeiture contingencies. However, if any portion of this section is held by competent authority to be unenforceable, this section shall be deemed amended to limit its scope to the broadest scope that such authority determines is enforceable, and as so amended shall continue in effect. The Participant acknowledges that this Award shall constitute compensation in satisfaction of these covenants. Further details concerning the forfeiture of awards and the obligation to repay gains realized from LTIP awards are set forth in Section 14(i) of the LTIP, which can be located at www.ubs.com/onesource/OTIS.

Adjustments

If the Corporation engages in a transaction affecting its capital structure, such as a merger, distribution of a special dividend, spin-off of a business unit, stock split, subdivision or consolidation of shares of Common Stock or other events affecting the value of Common Stock, RSU awards may be adjusted as determined by the Committee, in its sole discretion.

Further information concerning capital adjustments is set forth in Section 3(d) of the LTIP, which can be located at www.ubs.com/onesource/OTIS.

Change-in-Control

In the event of a Change-in-Control or restructuring of the Company, the Committee may, in its sole discretion, take certain actions with respect to outstanding Awards to assure fair and equitable treatment of LTIP Participants. Such actions may include the acceleration of vesting, canceling an outstanding Award in exchange for its equivalent cash value (as determined by the Committee), or providing for other adjustments or modifications to outstanding Awards as the Committee may deem appropriate. Further details concerning Change-in-Control are set forth in Section 10 of the LTIP, which can be located at www.ubs.com/onesource/OTIS.

Awards Not to Affect Certain Transactions

RSU Awards do not in any way affect the right of the Corporation or its shareowners to effect: (i) any adjustments, recapitalizations, reorganizations or other changes in the Corporation’s capital or business structure; (ii) any merger or consolidation of the Corporation; (iii) any issue of bonds, debentures, shares of stock  preferred to, or otherwise affecting the Common Stock of the Corporation or the rights of the holders of such Common Stock; (iv) the dissolution or liquidation of the Corporation; (v) any sale or transfer of all or any part of its assets or business; or (vi) any other corporate act or proceeding.

Taxes / Withholding

The Participant is responsible for all income taxes, social insurance contributions, payroll taxes, payment on account or other tax-related items attributable to any Award (“Tax-Related Items”).  The Fair Market Value of Common Stock on the New York Stock Exchange on the date the taxable event occurs will be used to calculate taxable income realized from the RSUs. The provisions of Section 14(d) (Required Taxes) of the LTIP apply to this Award; provided that, if the Participant is an individual covered under Section 16 of the Securities Exchange Act of 1934, as amended at the time that a taxable event occurs, then the Company’s withholding obligations with respect to such taxable event will be satisfied by the Company withholding shares of Common Stock subject to the RSU Award having a Fair Market Value on the date of withholding equal to the amount required to be withheld for tax purposes (calculated using the minimum statutory withholding rate, except as otherwise approved by the Committee). The Company shall have the right to deduct directly from any payment or delivery of shares due to a Participant or from Participant’s regular compensation to effect compliance with all Tax-Related Items, including withholding and reporting with respect to the vesting of any RSU.  Acceptance of an Award constitutes affirmative consent by Participant to such reporting and withholding.  The Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company. Further, if the Participant has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, the Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction. In those countries where there is no withholding on account of such Tax-Related Items, Participants must pay the appropriate taxes as required by any country where they are subject to tax. In those instances where Company is required to calculate and remit withholding on Tax-Related Items after shares have already been delivered, the Participant shall pay the Company any amount of Tax-Related Items that the Company is required to pay. The Company may refuse to distribute an Award if a Participant fails to comply with his or her obligations in connection with Tax-Related Items.

Important information about the U.S. Federal income tax consequences of LTIP Awards can be found in the LTIP Prospectus at www.ubs.com/onesource/OTIS.

Non-assignability

Unless otherwise approved by the Committee or its delegate, no assignment or transfer of any right or interest of a Participant in any RSU Award, whether voluntary or involuntary, by operation of law or otherwise, is permitted except by will or the laws of descent and distribution. Any other attempt to assign such rights or interest shall be void and without force or effect.

Nature of Payments

All Awards made pursuant to the LTIP are in consideration of services performed for the Company. Any gains realized pursuant to such Awards constitute a special incentive payment to the Participant and will not be taken into account as compensation for purposes of any of the employee benefit plans of the Company. Awards are made at the discretion of the Committee.   Receipt of a current Award does not guarantee receipt of a future Award.

Right of Discharge Reserved

Nothing in the LTIP or in any RSU Award shall confer upon any Participant the right to continued employment or service for any period of time, or affect any right that the Company may have to terminate the employment of any Participant at any time for any reason.

Administration

The Board of Directors of the Corporation has delegated the administration and interpretation of the Awards granted pursuant to the LTIP to the Compensation Committee.  The Committee establishes such procedures as it deems necessary and appropriate to administer Awards in a manner that is consistent with the terms of the LTIP. The Committee has, consistent with its charter and subject to certain limitations, delegated to the Chief Executive Officer and the Chief Human Resources Officer (and to such subordinates as he or she may further delegate) the authority to grant, administer, and interpret Awards, provided that, such delegation will not apply with respect to employees of the Company who are covered under Section 16 of the Securities Exchange Act of 1934, as amended, and to members of the Company’s Executive Leadership Group.  Awards to these individuals will be granted, administered, and interpreted exclusively by the Committee. The Committee’s decision or that of its delegate on any matter related to an Award shall be binding, final, and conclusive on all parties in interest.

Data Privacy

The Corporation maintains electronic records for the purpose of administering the LTIP and individual Awards. In the normal course of plan administration, electronic data may be transferred to different sites within the Company and to outside service providers.  Acceptance of an Award constitutes consent by the Participant to the collection, use, processing, transmission, and holding of personal data, in electronic or other form, as required for the implementation, administration, and management of this Award and the LTIP by the Company or its third-party administrators within or outside the country in which the Participant resides or works.  All such collection, use, processing, transmission, and holding of data will comply with applicable privacy protection requirements. If you do not want to have your personal data shared, you may choose to not accept this Award.

Company Compliance Policies

Participants must comply with the Company’s Code of Ethics and Corporate Policies and Procedures. Violations can result in the forfeiture of Awards and the obligation to repay previous gains realized from LTIP Awards. The Company’s Code of Ethics and Corporate Policy Manual are available online on the Company’s internal home page.

Interpretations

This Schedule of Terms provides a summary of terms applicable to the RSU Award. This Schedule of Terms and each Award Agreement are subject in all respects to the terms of the LTIP, which can be located at www.ubs.com/onesource/OTIS. In the event that any provision of this Schedule of Terms or any Award Agreement is inconsistent with the terms of the LTIP, the terms of the LTIP shall govern. Capitalized terms used but not otherwise defined herein shall have the meanings as defined in the LTIP.  Any question concerning administration or interpretation arising under the Schedule of Terms or any Award Agreement will be determined by the Committee or its delegates, and such determination shall be final, binding, and conclusive upon all parties in interest. If this Schedule of Terms or any other document related to this Award is translated into a language other than English and a conflict arises between the English and translated version, the English version will control.

Governing Law

The LTIP, this Schedule of Terms, and the Award Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Additional Information

Questions concerning the LTIP or Awards and requests for LTIP documents can be directed to:

Stock Plan Administrator

StockPlanAdmin@otis.com

OR

Otis Worldwide Corporation
Attn: Stock Plan Administrator
One Carrier Place
Farmington, CT 06032

The Corporation and / or its approved Stock Plan Administrator will send any Award-related communications to the Participant’s email address or physical address on record.  It is the responsibility of the Participant to ensure that both the e-mail and physical address on record are up-to-date and accurate at all times to ensure delivery of Award-related communications.